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                                                                      Exhibit 16



                   [Crowe Chizek and Company LLC Letterhead]


September 18, 2006

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of Mercantile Bank Corporation dated September 18, 2006 and being filed September 19, 2006, as contained in the second and third paragraphs of Item 4.01, and are in agreement with those statements.


/s/Crowe Chizek and Company LLC
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Crowe Chizek and Company LLC
Grand Rapids, Michigan

cc: Mr. David Cassard
    Audit Committee Chairman
    Mercantile Bank Corporation